Exhibit 4.3
THIS SECURITY (AS DEFINED HEREIN) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS A NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR “THE DEPOSITORY”). THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES HEREINAFTER DESCRIBED. UNLESS AND UNTIL THIS SECURITY IS SO EXCHANGED, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR TO DTC OR A NOMINEE OF SUCH SUCCESSOR TO DTC.
NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY (AS DEFINED HEREIN) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE TO BE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY AMOUNT PAYABLE THEREUNDER IS MADE PAYABLE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
No. 1
$500,000,000
CUSIP No.: 427866BM9
ISIN: US427866BM92
THE HERSHEY COMPANY
$500,000,000 4.950% NOTE DUE FEBRUARY 24, 2032
The Hershey Company, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation), for value received, hereby promises to pay to Cede & Co., as a nominee of The Depository Trust Company, or its registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on February 24, 2032 and to pay interest thereon semi-annually in arrears on February 24 and August 24 (the “Interest Payment Dates”) in each year, commencing August 24, 2025, at the rate of 4.950% per annum until the principal hereof is paid or made available for payment. Interest on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Notwithstanding the foregoing, this Security shall bear interest from the most recent Interest Payment Date to which interest in respect hereof has been paid or duly provided for, unless (i) the date hereof is such an Interest Payment Date, in which case from the date hereof, provided, however, that if the Company shall default in the payment of interest due on the date hereof, then this Security shall bear interest from the next preceding Interest Payment Date to which interest has been paid or, if no interest has been paid on this Security, from February 24, 2025, or (ii) no interest has been paid on this Security, in which case from February 24, 2025. Notwithstanding the foregoing, if the date hereof is after February 9 or August 9 (whether or not a Business Day) (the “Record Date”), as the case may be, next preceding an Interest Payment Date and before such Interest Payment Date, this Security shall bear interest from such Interest Payment Date, which interest shall be payable on the next succeeding Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Interest Payment Date, then this Security shall bear interest from the next preceding Interest Payment Date to which interest has been paid or, if no interest has been paid on this Security, from February 24, 2025. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the Record Date next preceding such Interest Payment Date.
Payment of the principal of and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York or St. Paul, Minnesota, or such other corporate trust office of the Trustee has designated for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth on the face hereof.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated: February 24, 2025

The Hershey Company

By:
Name: Steven E. Voskuil
Title: Senior Vice President, Chief Financial Officer

By:
Name: Bjork Hupfeld
Title: Treasurer
[Signature Page to 2032 Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.
Dated: February 24, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
[Trustee’s Signature Page to 2032 Note]

[REVERSE OF NOTE]
THE HERSHEY COMPANY
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 14, 2009 (herein called the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof limited (except as provided in the Indenture) in aggregate principal amount to $500,000,000. The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking funds (if any), may be subject to different covenants and Events of Default (as defined in the Indenture) and may otherwise vary as in the Indenture provided. The Indenture further provides that the Securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates.
If an Event of Default with respect to Securities of this series shall occur and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of this series then Outstanding may declare the principal of the Securities of this series and accrued interest thereon, if any, to be due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment or supplementing thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults or Events of Default under the Indenture and the consequences of any such defaults or Events of Default. Any such consent or waiver (unless revoked as provided in the Indenture) shall be conclusive and binding upon the holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, if any, on this Security at the times, place and rate, if any, and in the coin or currency, herein prescribed.
This Security shall be exchangeable for Securities registered in the names of Persons other than the Depository with respect to such series or its nominee only as provided in this paragraph. This Security shall be so exchangeable if (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such series or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) (y) the Company executes and delivers to the Trustee an Officers’ Certificate providing that this Security shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Securities of such series. Securities so issued in exchange for this Security shall be of the same series, having the same interest rate, if any, and maturity and having the same terms as this Security, in authorized denominations and in the aggregate having the same principal amount as this Security and registered in such names as the Depository for such Global Security shall direct.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of a Security of the series of which this Security is a part is registrable in the Security register, upon due presentment of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest, if any, on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security registrar, duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, having the same interest rate, if any, and maturity and having the same terms as this Security, of any authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of the series of which this Security is a part are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination having the same interest rate, if any, and maturity and having the same terms as such Securities, as requested by the holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue and notwithstanding any notation of ownership or other writing hereon, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
No recourse for the payment of the principal of or interest, if any, on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, official or director, as such, past, present or future, of the Company or of any successor entity, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released; provided, that nothing contained herein or in the Indenture shall be taken to prevent recourse to and the enforcement of the liability, if any, of any stockholder or subscriber to capital stock upon or in respect of shares of capital stock not fully paid.
Optional Redemption
Prior to December 24, 2031 (the “Par Call Date”), the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Securities matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to, but excluding, the redemption date, and (ii) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
On or after the Par Call Date, the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the redemption price nor shall it have any duty to review or verify the Company’s calculations of the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed. Any notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, such notice shall state the nature of such conditions precedent, and, if applicable, state that the redemption date may be delayed until such time (provided, however, that any redemption date will not be more than 60 days after the date of the notice of redemption) as any or all such conditions are satisfied or that, if the conditions are not satisfied by the redemption date, or by the redemption date as so delayed, such redemption may not occur and the notice may be rescinded.
In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair in accordance with the applicable depositary procedures and any applicable stock exchange. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption, subject to the satisfaction or waiver of any conditions precedent specified in the related notice of redemption.

Change of Control Offer
If a Change of Control Triggering Event (defined below) occurs, unless the Company has exercised its option to redeem the Securities as provided for herein, the Company shall be required to make an offer (a “Change of Control Offer”) to each holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Securities on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (defined below), but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Company shall mail or electronically deliver or cause to be mailed or electronically delivered to holders of the Securities a notice describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”). The notice shall, if mailed or electronically delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
In order to accept any Change of Control Offer, a holder shall be required to comply with instructions for tendering contained in the Company’s notice of such Change of Control Offer as well as the applicable procedures of the Depositary.
On a Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept for payment all Securities or portions of such Securities properly tendered pursuant to a Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of such Securities properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of such Securities being repurchased.
On a Change of Control Payment Date, the Paying Agent shall pay, from funds deposited by the Company for such purpose, to each holder of Securities properly tendered a Change of Control Payment for such Securities, and the Trustee will authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of such holder’s Securities surrendered.
The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
To the extent that the requirements of Rule 14e-1 under the Securities Exchange Act or any other securities laws or regulations thereunder that are applicable in connection with the repurchase of the Securities conflict with the Change of Control Offer provisions hereof, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.
For purposes of the Change of Control Offer, the following have the meanings ascribed to them as set forth below:
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its subsidiaries, taken as a whole, to any Person (defined below), other than to the Company, one of its subsidiaries or the Milton Hershey

School Trust (defined below); (2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person, other than the Milton Hershey School Trust, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the adoption of a plan relating to the Company’s liquidation or dissolution; or (5) the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Securities Exchange Act (or any successor provision), following which the Milton Hershey School Trust beneficially owns, directly or indirectly, more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.
Notwithstanding the foregoing, a transaction effected to create a holding company will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of such holding company and (ii) the holders of the Voting Stock of such holding company immediately following that transaction, as measured by voting power rather than number of shares, are substantially similar to the holders of the Company’s Voting Stock, as measured by voting power rather than number of shares, immediately prior to such a transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (defined below).
“Investment Grade Rating” means a rating of Baa3 or higher by Moody’s (as defined below) (or its equivalent under any successor rating category of Moody’s) and BBB- or higher by S&P (defined below) (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency (as defined below) selected by the Company.
“Milton Hershey School Trust” means either or both of (1) Hershey Trust Company, a Pennsylvania corporation, as trustee for the trust established by Milton S. Hershey and Catherine S. Hershey for the benefit of Milton Hershey School, or any successor trustee, and (2) Milton Hershey School, a Pennsylvania not-for-profit corporation.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Person” has the meaning used in Section 13(d) of the Securities Exchange Act.
“Rating Agencies” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, the Company may appoint (as certified by a resolution of its Board of Directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act as replacement for such Rating Agency, or all of them, as the case may be.
“Rating Event” means the rating on the Securities is lowered by any Rating Agency and the Securities are rated below an Investment Grade Rating by both Rating Agencies on any day during the period (which period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any Rating Agency) commencing on the first public notice or announcement of an arrangement that could result in a Change of Control and ending on the 60th day following the occurrence of such Change of Control; provided, that a Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and, thus, shall not be deemed a Rating Event) if the Rating Agencies lowering the rating on the Securities to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the lowering was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
General
All terms used in this Security and not otherwise defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
This Security shall be governed by and construed in accordance with the laws of the State of New York.